Exhibit 99.1

136 Enterprise Blvd.

PO Box 9300

Bozeman, MT
59718-9300

406.522.4200

www.rightnow.com

FOR IMMEDIATE RELEASE

RightNow Appoints Marcus Bragg Vice President and General Manager Americas

Bozeman, Mont. – September 2, 2008

RightNow® Technologies (NASDAQ: RNOW) today announced the appointment of Marcus Bragg as vice president and general manager, Americas.  Bragg will oversee all field-based operations in the Americas, including sales and professional services.  He also joins the company’s executive management team.

“With 10 years of extensive field and management experience at RightNow, Marcus has a deep understanding of our customers, solutions and organization,” said Susan Carstensen, RightNow’s chief operating officer.  “We’re excited to have him driving RightNow’s growth throughout the Americas and welcome him to our executive team.”

Bragg joined RightNow in 1998 and has held a wide range of technical and sales leadership roles.  He launched the company’s customer support and solutions consulting organizations and led RightNow’s geographical expansion, assisting in opening the company’s first international office in the United Kingdom, where he established a bi-lingual support center.

Bragg also served as the managing director of RightNow’s United Kingdom office, leading sales and solutions consulting, customer support and professional services.  Under his leadership, the region’s revenue tripled. Most recently Bragg has served as vice president of RightNow’s North American Western Region, which is the company’s most successful region in the Americas.

“RightNow’s commitment to solving business problems and helping our clients achieve their goals has enabled the company’s rapid growth,” said Bragg.  “I’m proud to take on this new role and help further both RightNow and our customers’ success.  Our ability to quickly help organizations dramatically improve the customer experience, while also reducing costs, gives us a tremendous advantage over traditional customer relationship management vendors, and I’m excited to build on our growing momentum.”

Bragg replaces Mike Saracini, who was instrumental in driving RightNow’s expansion in the Americas.

“Mike Saracini has made significant contributions in helping to expand RightNow’s market presence over the past three years,” said Carstensen.  “We very much appreciate Mike’s leadership in driving RightNow’s momentum in the Americas.”

About RightNow Technologies

RightNow (NASDAQ: RNOW) delivers the high-impact technology solutions and services organizations need to cost-efficiently deliver a consistently superior customer experience across their frontline service, sales and marketing touch-points. Approximately 1,900 corporations and government agencies worldwide depend on RightNow to achieve their strategic objectives and better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit RightNow Technologies.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

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